CONSENT OF COUNSEL
AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)
We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services — Other Service Providers — Counsel to the Trust” in the Statements of Additional Information for each portfolio of AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (the “Trust”) included in Post-Effective Amendment No. 56 to the Registration Statement under the Securities Act of 1933, as amended (No. 033-57340), and Amendment No. 55 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-07452), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania
April 24, 2012